Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

RENEWAL OF ITS CREDIT FACILITY WITH DZ BANK

NEW YORK, NY – December 13, 2016 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that, through a special purpose subsidiary, it has renewed for an additional six months its $125 million credit facility agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) as Agent for the lender, Autobahn Funding Company LLC.

“DZ Bank’s extension, as well as the extensions throughout 2016 of all our other credit facilities secured by taxi medallion loans, serves as a continued testament to our deep experience in the taxi medallion loan industry,” stated Andrew Murstein, President of Medallion Financial. “We have continued to maintain a strong and mutually beneficial relationship with DZ for eight years, and believe the ongoing support of our banking partners demonstrates their confidence in how we underwrite and manage our business. We look forward to working with all of them in the future.”

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

Company Contacts

Investors:

Andrew M. Murstein, President

1-212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com